Exhibit 99.1

Tableau Appoints Hilarie Koplow-McAdams to Board of Directors

Seattle, WA — Tableau Software (NYSE: DATA) announced today the appointment of Hilarie Koplow-McAdams to its Board of Directors. Koplow-McAdams is President at New Relic, a leading digital intelligence company. Her leadership has helped New Relic perform as a high-growth company, extend its product portfolio, and bolster its enterprise sales force. She previously spent more than five years serving in various high-profile roles at salesforce.com, inc., including President of Global Sales and President of its Commercial and SMB unit.

“I’m delighted that Hilarie is joining Tableau on our mission to help people see and understand data,” said Adam Selipsky, President and CEO at Tableau. “Hilarie’s sales and marketing experience at leading SaaS companies and experience in bringing analytics technologies to IT markets will be great assets for Tableau as we work to bring data to more people at organizations all over the world.”

“Tableau revolutionized the business analytics market,” said Koplow-McAdams. “With its passionate customer base and talented team, Tableau has an enormous opportunity ahead to help organizations make better decisions, faster, using data. I’m excited to join Tableau on its mission.”

Prior to assuming the role of President at New Relic, Koplow-McAdams was New Relic’s Chief Revenue Officer. In addition to her sales leadership positions at Salesforce, her background also includes executive roles at Intuit Inc. and Oracle Corporation. She is an alumnae of Mills College and earned a Masters of Arts in Public Policy from the University of Chicago.

About Tableau

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